Exhibit 99-4

The Alaska Wireless Network
Deal Points

Spectrum
Synergy
Shareholders

Forward looking statements

 The following contains forward looking statements regarding the company’s expected results which are based on
 management expectations as well as on a number of
 assumptions concerning future events. Actual results might
 differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of
 which are outside GCI’s control. Additional information
 concerning factors that could cause actual results to differ materially from those in the forward looking statements is
 contained in GCI’s cautionary statements sections of Form 10K and 10-Q files with the Securities and Exchange Commission.

GCI’s growth continues
In 1982 GCI completed its first phone call.
 — 30 years and $2 billion in investments later GCI has the
 only statewide, facilities based network providing
 — Voice
 — Data
 — Video
 — Wireless
In 2012 GCI and Alaska Communications announce a
 combination of their wireless assets to provide a robust,
 statewide network with the spectrum mix, scale, advanced
 technology and cost structure necessary to compete with
 Verizon and ATT in Alaska.

All Alaska Communications and GCI wireless assets contributed to "AWN"

	2011 Revenue (in 000's)		3-31-12 Subscribers	Spectrum Holdings (in MHz)
GCI	$	139,180	140,000	60
ACS	$	150,208	117,200	55
Total	$	289,388	257,200	115

The Alaska Wireless Network Assets
Notes:
— Companies will retain their retail customer bases and receive a 30% discount for wireless sales and marketing.
— GCI will consolidate the AWN financials.
— In 2011 Alaska Communications reported $68.4 million of wireless EBITDA and GCI had approximately $60 million.

AWN Ownership
Initial Payment: GCI pays Alaska Communications $100 million on closing
Ownership: GCI two-thirds, Alaska Communications one-third
Management fee: GCI will manage the enterprise and receive 4%
 to 8% of FCF (prior to distributions) as a management fee.
Preferred Payments: Alaska Communications will receive the
 first $50 million in FCF in years 1 and 2 and the first $45 million in years 3 and 4. GCI will receive all remaining FCF in the first four years. These preferred payments in aggregate are
 estimated to represent a premium of ~ $60 million over Alaska
 Communications’ one-third ownership interest during the first four years.

Anchorage Owned MHz	ACS	GCI	Total
850 - Cellular	25	-	25
1900 - PCS	10	60	70
2100 - AWS	20	-	20
	55	60	115

Spectrum
Note that there are differences in spectrum across the state but
Anchorage is representative of the total.

Spectrum
— Significantly improved spectrum position.
 — 850 provides better propagation - lower capex.
 — HSPA+ can be deployed in both 850 & 1900.
 — AWS provides the ability to build out LTE now rather
 than wait for LTE handsets in 1900.
 — AWN gains access to twice as much total spectrum.

Synergies
Duplicative Costs Reduced
 — ~200 urban macro cells
 — Switch engineering and maintenance
 — Future fiber builds to the sites
Scale
 — Twice as large as Alaska Communications & GCI
 separately
Estimated annual savings
 — ~$15 million per year in opex
 — ~$15 million per year in capex

Financials
— GCI to pay Alaska Communications $100 million at
 closing
— Preferential payments to Alaska Communications of
 ~$60 million over their ownership percentage are part
 of the $190 million of fixed payments
— GCI expects its FCF to improve by 2/3rds of the $30
 million in synergies

Summary
— GCI will have the spectrum, scale and cost structure
 to more effectively compete against the two national
 carriers in the market. For a $100 million investment
 GCI gains majority interest in a wireless network
 operation twice the size of its current one, charts a
 rapid path to LTE deployment and generates
 approximately $20 million per year in additional cash
 flow before financing costs.